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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                                SCHEDULE TO
                               (RULE 14D-100)
               TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
         OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                           ENDOSONICS CORPORATION
                     (Name of Subject Company (issuer))

                          JOMED ACQUISITION CORP.
                                 JOMED N.V.
                    (Names of Filing Persons (offerors))

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                  COMMON STOCK, PAR VALUE $.001 PER SHARE
                       (Title of Class of Securities)

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                                 29264K105
                   (CUSIP Number of Class of Securities)

                              Antti Ristinmaa
                                JOMED N.V.
                                c/o JOMED AB
                             Drottninggatan 94
                            S-252 21 Heisingborg
                                   Sweden
                         Telephone: 46-42-490-6000
                   (Name, address and telephone number of
                    person authorized to receive notices
              and communications on behalf of filing persons)

                                  Copy to:

                         Bertil P-H Lundqvist, Esq.
                           Randall H. Doud, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                            New York, N.Y. 10036
                          Telephone: 212-735-3000



[X]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

   Check the appropriate boxes below to designate any transactions to which the statement relates:

   [X]third-party tender offer subject to Rule 14d-1.

   [_]issuer tender offer subject to Rule 13e-4.

   [_]going-private transaction subject to Rule 13e-3.

   [_]amendment to Schedule 13D under Rule 13d-2.

   Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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Item 12.             Exhibits.

Exhibit (a)(5)(A)    Press Release dated August 7, 2000